Exhibit 4.57
FIRST AMENDMENT TO
THE EXCLUSIVE EMIL CHRONICLE ONLINE LICENSE AND DISTRIBUTION AGREEMENT
THIS AMENDMENT was entered into on this 23rd day of January, 2008 (“Effective Date”), by and between Gravity Co. Ltd., (“Licensor”) a corporation duly organized and existing under the laws of the Republic of Korea and having its offices at 825-2 Yeoksam-Dong, Meritz Tower 14F, Kangnam-Gu, Seoul, Korea and GameCyber Technology Ltd., a corporation having its principal place of business at Room 908, 9/F, Nan Yang Plaza, No. 57 Hung To Road, Kwung Tong, Kowloon, Hong Kong (“Licensee”).
RECITALS
WHEREAS, Licensor and Licensee (“Parties” collectively) has entered into EXCLUSIVE EMIL CHRONICAL ONLINE LICENSE AND DISTRIBUTION AGREEMENT (“the Agreement”), on August 1st, 2007.
WHEREAS, the Parties to the Agreement now desire to amend the Agreement as specified below.
NOW, THEREFORE, the Parties agree as follows:
1. Term
Licensee may commence and service the Game in one Territory separately and independently from the other Territory. In the event that Licensee commences the commercial service in HongKong prior to Taiwan, the Agreement regarding each Territory shall remain in effect for a period of three (3) years counted from the commercial service date of each Territory. Licensee shall commence the Commercial Service in Taiwan not later than ninety (90) calendar days from the Commercial Service date in HongKong
2. Payment Schedule
Licensee shall follow License Fee Payment schedule (as defined in the Agreement Article 5.1) and Minimum Guarantee Payment schedule (as defined in the Agreement

Article 5.2) under the Agreement in accordance with the commencing date of Opening Beta Test and Commercial Service of HongKong.
3. Manner of Payment
In the event that Licensee commences the commercial service in one Territory prior to the other, Licensee must provide Licensor with a separate royalty report for each territory on a monthly basis within Fifteen (15) days after the end of the applicable month. Licensor shall issue one invoice for each territory. Upon Licensee’s receipt of Licensor’s each written invoice for each territory, Licensee shall pay such total invoice amount to Licensor. Any and all payments under the Agreement by Licensee to Licensor shall be made in US Dollars (USD) and by wire transfer to any bank account designated by Licensor.
4. Other Contents
Except as hereinabove expressly agreed and amended, all of the terms and conditions of the Agreement shall continue in full force and effect.
IN WITNESS THEREOF, the Parties have caused and executed this Amendment on the date first above-written in duplicate originals by their duly authorized representatives as of the day and year first above written.

Gravity Co., Ltd		GameCyber Technology Ltd.

By:		By:
	Name: Il Young, Ryu		Name: Wang Chak Kiu
	Title: Chairman & CEO		Title: CEO
	Date:		Date: 15 February 2008